Exhibit 10.10

 April 2, 2014

Board of Directors

Medical Transcription Billing, Corp.

7 Clyde Road

Somerset, NJ 08873

Dear Sir,

This letter confirms that I have the ability and intent to provide financial support, if and as needed to enable Medical Transcription Billing, Corp. (the “Company”) to continue as a going concern until the earlier of May 31, 2015 or when the Company needs the support.

Sincerely,

/s/ Mahmud Haq

Mahmud Haq

Cc: Deloitte LLP